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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT


The Board of Directors
NetLojix Communications, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-78963 and 333-37860) on Form S-3 and (Nos. 333-30725 and 333-64769) on
Form S-8 of NetLojix Communications, Inc. of our report dated February 18, 2000, relating to the consolidated balance sheet of NetLojix Communications, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule, for each of the years in the two-year period ended December 31, 1999, which report appears in the December 31, 2000 annual report on Form 10-K of NetLojix Communications, Inc.

                                        /s/ KPMG LLP

Dallas, Texas
March 30, 2001